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Exhibit 99.1

MRU HOLDINGS, INC. (OTCBB: MHOI.OB), AN EDUCATION FINANCE COMPANY, GOES PUBLIC - COMPLETES $4.24 MILLION PPO

New York, NY: July 21 -- MRU Holdings, Inc. (OTCBB:MHOI.OB), an innovator in the $95 billion higher education unsubsidized financing market, is now public and has completed a private placement. The company has a strong focus on the rapidly growing private student loan segment of the market that had grown to an estimated $7.5 billion in 2003. This is expected to grow at a rate of approximately 30% per annum and further widen the gap between tuition costs and publicly subsidized funding.

The company has completed a private placement for gross proceeds of approximately $4.24 million that will be used to expand its market reach and further develop its core differentiating features. Brean Murray & Co. acted as placement agent in this transaction.

The company has a unique, proprietary analytical credit rating model that intelligently profiles borrowers - resulting in better portfolio performance. Utilizing the consumer friendly brand name MyRichUncle(TM), the company's current model is to serve as a loan referrer and originator for large purchasers of student loans.

The popularity of MyRichUncle(TM) among consumers has grown steadily since its inception in 2001 and has resulted in cumulative financing requests of approximately $80 million - with little or no dollars spent on marketing.

The company has a sophisticated, electronic origination infrastructure that is highly scalable and is currently being leveraged to provide Private Loans, government guaranteed Federal Loans, and Education Investments(TM) - an equity instrument utilized by students to obtain additional financing.

McGuinn named chairman

Edwin J. McGuinn has been appointed chairman and interim chief executive officer of MRU Holdings. He is experienced both as a CEO of a public company and as a long-time senior executive in the investment banking field.

Mr. McGuinn was senior managing director and head of equity capital markets and corporate finance for two New York investment banks, Mabon Securities and Rodman & Renshaw, that focused on the specialty financial services, health care and technology markets.

Prior to this Mr. McGuinn was a managing director and member of Lehman Bros. fixed income operating committee. While at Lehman Bros., Mr. McGuinn developed the firm's global presence in fixed income trading, sales and research. He was also a senior manager in Ernst & Young's audit and management consulting divisions.

Over the past seven years, Mr. McGuinn has worked on several entrepreneurial ventures dealing with secure transaction technologies for fixed income trading markets and the state and governmental lottery industry.

According to Mr. McGuinn, "Exponential increases in the cost of higher education have created a $193 billion annual market in educational expenditures incurred by students and their families. Federal and state subsidies, primarily in the form of loans, have not kept pace - leaving a financing gap of $95 billion. This gap is being filled largely by high interest lenders or forcing students to limit their ambitions. Our goal is to help close this gap with smart, innovative and highly competitive funding products."


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Filings and forward-looking statements

MRU Holdings, Inc. was previously known as Iempower, Inc., the legal name of MyRichUncle(TM). The company has chosen its new name as part of an overall transition in its business model through a share exchange with Pacific Technology, Inc. Additional information regarding the share exchange, private offering, and officers and directors is contained in an SEC Report on Form 8-K filed by MRU Holdings on July 14, 2004. Additional information is available at www.MyRichUncle.com

MRU Holdings has appointed American Stock Transfer & Trust Company (AST) of New York, New York as its transfer agent and registrar, replacing Pacific Stock Transfer Company of Las Vegas, Nevada. Existing certificates need not be submitted for exchange.

This press release includes forward-looking statements, including MRU Holdings' expectations regarding its ability to develop and commercialize financial products for the higher education marketplace. These forward-looking statements may be affected by the risks and uncertainties inherent in the educational finance market and in MRU Holdings' business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Pacific Technology Information Statement dated June 14, 2004 as filed with the SEC on June 15, 2004. MRU Holdings cautions that certain important factors may have affected and could in the future affect MRU Holdings' beliefs and expectations and could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of MRU Holdings.